Exhibit 16.1

KPMG LLP Suite 2600 One Cleveland Center 1375 East Ninth Street Cleveland, OH 44114-1796
March 10, 2011
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for Myers Industries, Inc. and subsidiaries (the Company) and, under the date of March 7, 2011, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2010 and 2009 and the effectiveness of internal control over financial reporting as of December 31, 2010. On March 8, 2011, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated March 10, 2011, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the change was approved by the audit committee of the board of directors and we are not in a position to agree or disagree with the Company’s statement that Ernst & Young LLP was not engaged regarding application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or the effectiveness of internal control over financial reporting.
Very truly yours,
KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.